Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
February 27, 2018
Linn Energy, Inc.
600 Travis
Houston, Texas 77002
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the Linn Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 (the “10-K”), and in the registration statements on Form S-1 (No. 333-217550) and Form S-8 (No. 333‑216341):

•	Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Roan Resources, LLC.
We further consent to the inclusion of our third-party letter report dated February 14, 2018, as Exhibit 99.2 in the 10‑K.
Very truly yours,
/s/ DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716